Name and Address of Reporting Person:	Exhibit 99.1 Thomas H. Lee Advisors, LLC
c/o Thomas H. Lee Partners, L.P.
100 Federal Street, 35th Floor
Boston, MA 02210

Issuer Name and Ticker or Trading Symbol:	Dun & Bradstreet Holdings, Inc. [DNB]

Date of Earliest Transaction Required to
be Reported (Month/Day/Year):	March 10, 2025

Footnotes to Form 4

(1) This report is filed by the following Reporting Persons: Thomas H. Lee Advisors, LLC (“THL Advisors”), Thomas H. Lee Equity Fund VIII, L.P. (“THL Equity VIII”), Thomas H. Lee Parallel Fund VIII, L.P. (“Parallel Fund VIII”), THL Fund VIII Coinvestment Partners, L.P. (“Coinvestment VIII”), THL Executive Fund VIII, L.P. (“Executive Fund VIII”), THL Equity Fund VIII Investors (D&B), L.P.  (“Equity Fund VIII (D&B)”), THL Equity Advisors VIII, LLC (“Equity Advisors”), Thomas H. Lee Partners, L.P. (“THL Partners”), THL Holdco, LLC (“THL Holdco”), and THL Managers VIII, LLC (“THL Managers VIII”) (collectively with their affiliates, the “THL Funds”); Thomas M. Hagerty; and Gnaneshwar B. Rao. This Form 4 is in two parts and is jointly filed with the Reporting Persons in both parts. See Remarks.

(2) THL Holdco is the managing member of THL Advisors, which is in turn the general partner of THL Partners, which in turn is the general partner of Coinvestment VIII, the managing member of THL Manager VIII and is the sole member of Equity Advisors, which in turn is the general partner of THL Equity VIII, Parallel Fund VIII, Executive Fund VIII and Equity Fund VIII (D&B).  Each of Mr. Hagerty and Mr. Rao is a Managing Director of THL Partners. Solely for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (“Section 16”), the THL Funds may be deemed directors by deputization.

(3) Each of the Reporting Persons disclaims beneficial ownership of all shares of the Issuer for the purposes of Section 16 or for any other purpose, except to the extent of such Reporting Person’s pecuniary interest therein.

(4) Represents grant of restricted common stock vesting 100% on the first anniversary of the date of grant.

(5) Represents shares of Common Stock of the Issuer directly held by the following entities following the transaction: 6,142,612 shares held by THL Equity VIII; 11,184,899 shares held by Parallel Fund VIII; 730,006 shares held by Coinvestment VIII; 468,969 shares held by Executive Fund VIII; and 3,998,617 shares held by Equity Fund VIII (D&B).

(6) Represents restricted common stock granted by the Issuer to Mr. Hagerty for service on the Issuer’s board of directors.

(7) Represents restricted common stock granted by the Issuer to Mr. Rao for service on the Issuer’s board of directors.

(8) Reflects changes in beneficial ownership following the vesting and transfer to THL Managers VIII ownership of 22,106 RSUs granted to each of Mr. Hagerty and Mr. Rao, which transfers were exempt from Section 16 under Rule 16a-13.

(9) Pursuant to the operative agreements among certain of the THL Funds, any securities issued to persons serving as directors of portfolio companies of the THL Funds, such as the Issuer, are held for the benefit of the THL Funds.